Exhibit (a)(5)(G)

RedPrairie Extends Tender Offer in Pending Acquisition of JDA

December 14, 2012, Atlanta, GA– RP Crown Acquisition Sub, LLC (an affiliate of RedPrairie) announced that it has extended the expiration date of its cash tender offer for shares of common stock of JDA Software Group, Inc. (NASDAQ: JDAS) (“JDA”) until 11:59 p.m., New York time, on Thursday, December 20, 2012. The tender offer was previously scheduled to expire at 11:59 p.m., New York time, on December 13, 2012. The tender offer was extended in the ordinary course while RP Crown Parent, LLC completes its financing for the transaction. All other terms and conditions of the tender offer remain unchanged.

As previously announced, pursuant to the merger agreement among RP Crown Acquisition Sub, LLC, RP Crown Parent, LLC and JDA, RP Crown Acquisition Sub, LLC commenced a tender offer on November 15, 2012 to acquire all of the outstanding shares of common stock of JDA for $45.00 per share, net to the seller in cash without interest and less any required withholding taxes.

The depository for the tender offer has advised that as of 5:00 p.m., New York time on December 13, 2012, 40,552,097 shares of JDA common stock (including 2,291,583 shares of JDA common stock subject to notices of guaranteed delivery) were validly tendered and not withdrawn from the tender offer.

Greenhill & Co. is serving as financial advisor to RedPrairie and dealer manager for the tender offer, and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal counsel. Credit Suisse also served as a financial advisor to RedPrairie.

RedPrairie Contact Information:

Media Contact:

Brunswick Group

Shahed Larson / Charlotte McCrum

+1 (212) 333-3810

Investor Contact:

MacKenzie Partners

+1 (800) 322-2885

About RedPrairie

For more than 35 years, RedPrairie’s best-of-breed supply chain, workforce and all-channel retail solutions have put commerce in motion for the world’s leading companies. Installed in over 60,000 customer sites across more than 50 countries, RedPrairie solutions adapt to help ensure visibility and collaboration between manufacturers, distributors, retailers and consumers. RedPrairie is prepared to meet its customers’ current and future demands with multiple delivery options, flexible architecture and 24/7 technical and customer support. For a world in motion, RedPrairie is commerce in motion.

To learn more about how RedPrairie solutions can optimize your inventory, improve employee productivity or increase sales, visit RedPrairie.com or email info@redprairie.com.

RedPrairie is a registered trademark of RedPrairie Corporation. © 2012 RedPrairie Corporation. All Rights Reserved. Other product and service names mentioned herein are the trademarks of their respective owners.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of JDA common stock has been made pursuant to a tender offer statement on Schedule TO, containing an Offer to Purchase and related tender offer documents, filed by RP Crown Acquisition Sub, LLC and certain of its affiliates (“Purchaser”) with the SEC. In addition, JDA has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THESE DOCUMENTS, AS AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The tender offer materials (and all other materials filed by Purchaser and JDA with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and stockholders may also obtain free copies of the documents filed by JDA with the SEC by contacting Company Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com or of the documents filed by Purchaser with the SEC by contacting MacKenzie Partners, Inc., the information agent for the tender offer, at (800) 322-2885.